EXHIBIT 99.1

IMMEDIATE	Contact:	Jeff Cole +1-419-887-3535 jeff.cole@dana.com

R. Bruce McDonald Appointed to Board of Directors of Dana Holding Corporation

MAUMEE, Ohio, Feb. 26, 2014 – R. Bruce McDonald has been appointed to the board of directors of Dana Holding Corporation (NYSE: DAN), effective today. Mr. McDonald is executive vice president and chief financial officer of Johnson Controls Inc. He will serve on the audit and compensation committees of the board.

Mr. McDonald, 53, joined Johnson Controls in November 2001 as vice president and corporate controller and was promoted to assistant chief financial officer in 2004. He was appointed vice president and chief financial officer in 2005 and named executive vice president in 2006.

“We are pleased to have someone of Bruce McDonald’s abilities and experience join the Dana board,” said Joseph Muscari, chairman. “He is an exceptional business leader with strong financial acumen, international experience, and knowledge of Dana’s markets.”

Mr. McDonald began his career with Ernst & Young. In 1987, he joined Varity Corporation, where he held a variety of operational finance positions in the United Kingdom from 1993 to 1998. In 1998, McDonald was appointed vice president, finance, legal, and IT of Lucas Varity Automotive in Livonia, Mich., which was subsequently acquired by TRW, Inc. He held a variety of financial positions of increasing responsibility at TRW, where he became vice president of finance for TRW Automotive.

Mr. McDonald received a Bachelor of Commerce degree from McMaster University. He is a chartered accountant and a certified public accountant. He serves as chairman of the board of directors for Columbia St. Mary’s Hospital in Milwaukee, a member of the board of trustees and treasurer for the Milwaukee Art Museum, and a member of the board of directors and treasurer for the United Way of Greater Milwaukee.

About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs 23,000 people in 26 countries on six continents. In 2013, Dana generated sales of $6.8 billion. For more information, visit dana.com.

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